EXHIBIT 10.44

April 14, 2016

David Stefko

4001 N. Ocean Blvd., #1002

Boca Raton, FL 33431

Dear David,

I am pleased to provide this letter confirming your offer of employment with Vince, LLC (hereafter “Vince” or “the Company”), for the position of Chief Financial Officer, with a start date of January 14th, 2016. The terms of the employment offer are as follows:

Reporting Relationship and Primary Work Location

You will report to Vince’s Chief Executive Officer. You will be based in our New York office and will travel to the Company’s LA office and other locations as needed.

Base Salary, Signing Bonus and Incentive Bonus

Your annual base salary will be $625,000. You will receive a signing bonus of $50,000, subject to applicable taxes and withholdings, (to cover tax related matters as it relates to your expected 2015 bonus from SCP) to be paid within 30 days after your start date.

You will be eligible to participate in the Company’s discretionary Annual Short-Term Incentive Plan (“STI Plan”), for Fiscal Year 2016 (February 1 – January 31). The 2016 (and ongoing annual STI) target bonus opportunity for your position under this plan is 60% of your annual base salary, based upon annual performance targets established each fiscal year.

Long-Term Incentive Awards

You will receive a new hire equity grant in the form of 225,000 stock options. The equity grant will be issued on January 14th, 2016, vesting annually over a four year period.

The official grant agreement, which will cover the vesting schedule, expiration rules, and other terms and conditions, will be provided at the time the grant is formally issued.

You will also be eligible to participate in the ongoing annual Long-Term Incentive Program. The Company’s Board of Directors will determine the target amount and terms (such as equity mix and vesting schedule) of the annual awards each year, based upon the Company’s performance as well as market conditions and other factors.

Benefits

You will be entitled to participate in and receive benefits under any existing employee benefit plan or similar arrangement generally available for employees, including medical, dental, and vision coverage, 401(k), disability and life insurance. Medical, Dental and Vision coverage begin on your first day of employment with Vince. You will automatically be enrolled in the company’s 401k program on your first day of employment with Vince. A summary of Vince’s current benefits was sent to you under separate cover on December 21, 2015.

The Company will reimburse you for a reasonable amount each year for rent, utilities, transportation to and from airports, and your homes in Ohio and Florida. The Company will have final approval on the apartment and furnishings that you select.

You will accrue four (4) weeks of vacation per annum (pro-rated for the first year of employment) as well as all Company paid holidays and personal days in accordance with the Company’s standard vacation and holiday policies. Vacation time is accrued at 6.15 hours per pay period. All vacation time to be earned during the year is available to take as of January 1st each year even though you actually earn it as the year proceeds.

You are eligible to receive Vince’s executive discount of 75% off apparel merchandise and 50% off licensed merchandise in retail stores and online, beginning on your first day of employment. These amounts are subject to change at any time.

In accordance with the Company’s clothing allowance policy, you will receive an allowance in the amount of $6,000 per fiscal year with a full allowance of $6,000 to be issued on or around February 1, 2016. Your allowance will be calculated based on 75% off the retail price of each item of clothing. Please note that receiving a clothing allowance is considered a taxable benefit and, as a result, the applicable income taxes associated with receiving this benefit will be applied. The clothing allowance policy, including the amount of the allowance, is subject to change with or without notice.

You may be requested, occasionally and for reasonable periods of time, to travel for business purposes. All travel will be at the cost of the Company and will be paid or reimbursed by the Company in accordance with the Company’s Travel & Entertainment Policy as in effect.

Indemnification; D&O Insurance

Both during and after the Employment Term, regardless of the reason for termination, the Company hereby agrees to indemnify the Executive and hold the Executive harmless to the maximum extent permitted by the Company’s organizational documents against and in respect of any and all actions, suits, proceedings, investigations, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company hereunder. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other active officers and directors. The foregoing obligations shall survive the termination of the Executive’s employment with the Company.

Severance

If your employment is terminated by the Company without “cause” (as such term is defined in the Company’s stock option plan), then subject to the execution of a satisfactory release by you, you will receive severance payments, equivalent to your then current base rate of pay, for the next twelve (12) months or until other employment is earlier secured. If you secure other employment during this twelve month period, you have an obligation to notify Vince upon your date of hire. If your base compensation is greater than that of Vince, your severance will end. If your base compensation is less than that of Vince, we will compensate you for the difference for the remainder of the severance period.

In addition, if you are, as of the termination date, enrolled in the Company’s medical and dental plans and you make a timely election of continued health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will continue to pay the employer portion of the associated monthly premiums during the Severance Period, and you will be responsible to pay the associated employee portion of the monthly premium as directed by the Company in order to be covered by COBRA.  Effective the first day of the month following the last date of the Company COBRA subsidy period, you will become responsible to pay 100% of the COBRA premium to continue healthcare insurance for the remainder of the applicable COBRA period.

Restrictive Covenants

Notice Period Requirement. Should you voluntarily resign your employment, you shall provide the Company with a sixty (60) day working notice period. During this notice period, you agree to continue performing all of the functions and responsibilities of your position, continue to give your full time and attention to such responsibilities, and assist the Company in preparing for your departure.

Non-Compete. During your employment and for a period of six (6) months thereafter, you shall not directly or indirectly (i) source, manufacture, produce, design, develop, promote, sell, license, distribute, or market anywhere in the world (the “Territory”) any contemporary apparel, accessories or related products (“Competitive Products”) or (ii) own, manage, operate, be employed by, participate in or have any interest in any other business or enterprise engaged in the design, production, distribution or sale of Competitive Products anywhere in the Territory; provided, however, that nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business which is publicly traded, so long as you have no active participation in the business of such corporation or other entity. This paragraph will not apply and will not be enforced by the Company with respect to post-termination activity by you that occurs in California or in any other state in which this prohibition is not enforceable under applicable law. Sun Capital is excluded from this non-compete.

Non-solicit, Non-interference. During your employment and for a period of six (6) months thereafter you shall not, except in furtherance of your duties during your employment with the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, consultant, representative or agent of the Company or any of its affiliates, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, consultant, representative or agent, or take any action to materially assist or aid any other person, firm corporation or other entity in identifying, hiring or soliciting any such employee, consultant, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and their respective customers, suppliers, vendors, joint ventures, distribution partners, franchisees, licensors, licensees or any other business relation of the Company or its affiliates. Any person described in subparagraph (A) above shall be deemed covered by this paragraph while so employed or retained and for a period of twelve (12) months thereafter, unless such person’s employment has been terminated by the Company.

Non-disparagement. During your period of employment and thereafter, you shall not make any negative comments or otherwise disparage the Company or any of its affiliates or any of the Company’s or its affiliates’ officers, directors, employees, shareholders, agents, products or business, or take any action, including making any public statements or publishing or participating in the publication of any accounts or stories relating to any persons, entities, products or businesses which negatively impacts or brings such person, entity, product or business into public ridicule or disrepute except if testifying truthfully under oath pursuant to subpoena or other legal process, in which event you agree to provide the Company, as appropriate, with notice of subpoena and opportunity to respond.

Compliance with Law

This letter is intended to comply with applicable law.  Without limiting the foregoing, this letter is intended to comply with the requirements of section 409A of the Internal Revenue Code ("409A"), and, specifically, with the separation pay and short term deferral exceptions of 409A.  Notwithstanding anything in the letter to the contrary, separation pay may only be made upon a "separation from service" under 409A and only in a manner permitted by 409A.  For purposes of 409A, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments.  In no event may you, directly or indirectly, designate the calendar year of a payment.  All reimbursements and in-kind benefits provided in this letter shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If you are a "specified employee" of a publicly traded corporation on your termination date (as determined by the Company in accordance with 409A), to the extent required by 409A, separation pay due under this letter will be delayed for a period of six (6) months. Any separation pay that is postponed because of 409A will be paid to you (or, if you die, your beneficiary) within 30 days after the end of the six-month delay period.

Miscellaneous

Please be advised that this offer is contingent upon the favorable outcome of background and reference checks. Please also be advised that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law and/or the terms of this letter. This offer of employment is contingent on you not being subject to any restrictive covenants which would impact your ability to perform the services contemplated (or you having delivered to us an effective waiver thereof). By signing below, you are confirming to us that you are not presently subject to or otherwise bound by a non-compete, confidentiality or other restriction with any person or company with respect to any prior or existing employment, investment or other relationship.

You will receive an orientation packet with employment paperwork and benefit plan enrollment materials. Please review closely the Employment Eligibility Verification requirements and list of acceptable documents on the Form I-9 and bring with you the appropriate personal identification. One voided check will also be required to set up your direct deposit account for payroll. Please bring the entire packet and requested documentation to Human Resources on your first day.

I am excited about you joining our team and look forward to working with you. Please sign a copy of this letter to acknowledge your agreement with its conditions and return it via email to Melissa Wallace at mwallace@vince.com.

Sincerely,

/s/ Brendan Hoffman

Brendan Hoffman

Chief Executive Officer

/s/ Melissa Wallace

Melissa Wallace

SVP Human Resources

Accepted:

/s/ David StefkoJanuary 12, 2016

David StefkoDate

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